MAIDENFORM BRANDS, INC. REPORTS THIRD QUARTER 2006 RESULTS

13.7% Net Sales Increase and $0.37 Earnings Per Share

Bayonne, New Jersey, November 7, 2006—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced financial results for the third quarter and year-to-date periods ended September 30, 2006.

Highlights for the third quarter of 2006 versus the third quarter of 2005 include:

-	Net sales increased 13.7% to $113.8 million.

-	Wholesale net sales increased 15.4% to $96.5 million.

-	Consolidated gross margins were 37.6%.

-	Net income increased to $8.9 million from $2.1 million.

-	Diluted earnings per common share were $0.37.

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Total cash and cash equivalents was $16.5 million at the end of the third quarter. During the third quarter, Maidenform voluntarily prepaid $5.0 million of its debt outstanding, in addition to purchasing $1.5 million of its common stock. The Company also paid an additional $5.0 million of its debt outstanding subsequent to September 30, 2006.

Thomas J. Ward, Chief Executive Officer stated, “Our third quarter performance highlights Maidenform’s continued focus on driving results. The Company’s 13.7% sales growth reflected our actions to continue enhancing our branded portfolio which provided us the opportunity for additional product expansion with existing customers. Maidenform also reported gross margins of 37.6% through ongoing product innovation, sourcing initiatives and decreased liquidations. I am particularly proud of our team’s efforts to accomplish these milestones, while exerting expense discipline. We are highly committed to build upon these results by pursuing growth initiatives that position the Company for long-term success.”

Financial Results for Third Quarter 2006 versus Third Quarter 2005
Net sales for the third quarter of 2006 increased $13.7 million, or 13.7%, to $113.8 million. Wholesale segment net sales in the third quarter of 2006 rose $12.9 million, or 15.4%, to $96.5 million. Retail segment net sales increased $0.8 million, or 4.8%, to $17.3 million in the third quarter of 2006.

Wholesale Segment

Department Stores & National Chain Stores
In the third quarter of 2006, net sales from the department stores and national chain stores channel increased $3.5 million, or 6.4%, to $58.3 million contributed by the introduction of the LiteTM Collection, continued penetration of the Lilyette® full-figure brand and solid performance of the Flexees® contemporary-firm products that utilize sew-free technology.

Mass Merchant
Mass merchant channel net sales increased $10.3 million, or 68.2%, to $25.4 million in the third quarter of 2006. Key drivers for these net sales results included an expanded full-figure assortment for one mass customer, continued replenishment for another customer’s private brand styles and a new program with a warehouse customer.

Other
Other net sales, which include sales to specialty retailers, off-price retailers and licensing income, decreased $0.9 million, or 6.6%, to $12.8 million in the third quarter of 2006. This decrease was due to lower liquidation sales, which was largely offset by a program with a specialty retailer and greater licensing income.

International sales, which are included in the total wholesale segment, decreased $0.4 million, or 4.9%, to $7.8 million primarily due to slightly lower sales in the U.K. market.

Retail Segment

Same store sales for Maidenform’s retail outlet stores increased 3.8% in the third quarter of 2006 driven by a change in overall product mix. Internet sales grew 57.1% to $1.1 million in the third quarter of 2006.

The Company had 77 retail outlet stores as of September 30, 2006. In the third quarter of 2006, Maidenform opened one retail outlet store in Texas and one retail outlet store in North Carolina. The Company continues to actively manage its retail outlet store portfolio, remaining selective on new store opportunities.

Consolidated gross profit increased $6.1 million, or 16.6%, to $42.8 million in the third quarter of 2006. As a percentage of net sales, consolidated gross margins increased 90 basis points to 37.6% from reported gross margins in the year ago period. The Company’s consolidated gross margins were favorably affected by new product innovation, sourcing initiatives and reduced liquidation sales, which were offset in part by higher net sales in the mass channel as well as higher inventory reserves. For the third quarter of 2005, Maidenform’s reported wholesale segment gross margins included unfavorable manufacturing variances as a result of plant closings totaling $1.9 million and lower inventory reserves.

Consolidated selling, general and administrative (SG&A) expense decreased $3.0 million to $25.7 million in the third quarter of 2006. As a percentage of net sales, SG&A expense was 22.6% in the third quarter of 2006. In the prior year quarter, SG&A expense was 28.7% and included non-recurring initial public offering expenses of $1.9 million and compensation related expenses of $1.8 million.

Operating income increased $9.1 million, more than doubling, to $17.1 million in the third quarter of 2006. Operating income as a percentage of net sales increased to 15.0% in the third quarter of 2006 from 8.0% in the third quarter of 2005.

Net interest expense for the third quarter of 2006 decreased $0.4 million to $2.2 million as the Company benefited from lower average debt outstanding.

Maidenform’s effective income tax rate for the third quarter of 2006 was 40.4% compared to 60.7% for the third quarter of 2005. The prior year rate reflected the tax effect of non-deductible expenses associated with the Company’s initial public offering in July 2005. As a result of net operating loss carryforwards (NOLs), Maidenform expects that its cash tax rate for 2006, which represents the amount of taxes to be paid, will be approximately 25%.

Net income for the third quarter of 2006 was $8.9 million and diluted earnings per common share were $0.37. Net income for the third quarter of 2005, before preferred stock dividends and changes in redemption value, was $2.1 million. Net income available to common stockholders for the year ago period was $0.4 million with diluted earnings per common share of $0.02.

Total cash and cash equivalents at the end of the third quarter of 2006 was $16.5 million. Maidenform continued to de-leverage its balance sheet with $5.0 million of voluntary debt prepayments in the third quarter of 2006, in addition to the Company prepaying another $5.0 million of debt subsequent to the end of the third quarter. These actions reduced the Company’s total debt outstanding to $115.0 million at October 31, 2006. Maidenform has made $22.5 million in debt repayments since the beginning of 2006. The Company’s debt to EBITDA ratio was 2.19 to 1 at the end of the third quarter of 2006.

Stock Repurchase Program
The Company purchased $1.5 million of its common stock during the third quarter of 2006 at an average cost per share of $16.26. Maidenform has purchased a total of $7.6 million of its common stock since the Company’s Board of Directors approved a stock repurchase program of up to $20 million on February 8, 2006. The stock repurchase program, which is open-ended, allows Maidenform to repurchase its shares of common stock on the open market, depending on market conditions and corporate considerations, from available cash flow and borrowings under the revolver.

Financial Results for Year-To-Date 2006 versus Year-To-Date 2005
Net sales for the first nine months of 2006 increased 9.6% to $331.8 million. Wholesale segment net sales, on a year-to-date basis, increased 10.8% to $289.5 million. Retail segment net sales for the first nine months of 2006 increased 2.4% to $42.3 million and same store sales were up 4.1%. Maidenform’s net sales performance by channel of distribution is highlighted in Exhibit 1 of this press release.

Consolidated gross profit increased $15.9 million, or 14.6%, to $124.9 million for the first nine months of 2006. As a percentage of net sales, reported consolidated gross margins increased 160 basis points to 37.6% as a result of the aforementioned factors. Maidenform’s wholesale segment gross margins for the first nine months of 2005 included unfavorable manufacturing variances of $5.5 million as a result of plant closings, while favorably affected by the absorption of overhead expenses and lower inventory reserves.

On a year-to-date basis for 2006, operating income increased $15.7 million, or 48.9%, to $47.8 million. Operating income as a percentage of net sales increased to 14.4% on a year-to-date basis for 2006 from 10.6% for the comparable 2005 period.

Net income for the first nine months of 2006 was $24.5 million compared to net income, before preferred stock dividends and changes in redemption value, of $9.1 million in the comparable period of 2005. Diluted earnings per common share were $1.01 for the first nine months of 2006 versus a loss of $0.39 for the same year ago period. The prior year loss per share included the preferred stock dividends and changes in the redemption value of preferred stock of $17.3 million.

Financial Performance Outlook for 2006
Maidenform is pleased with its business performance in the first three quarters of 2006. Additionally, the Company is providing an update on its financial performance outlook for the full-year 2006 which is highlighted below.

Financial Measure	Revised Outlook	Previous Outlook
Net sales growth	Approximately 8.5%	6%-8%
Consolidated gross margins	Approximately 37.5%	Approximately 37.5%
Operating income growth	15%-17%	10%-14%
Total operating cash flow	$20 million-$23 million	$20 million-$23 million
Capital expenditures	Approximately $3 million	Approximately $4 million

Conference Call Information
Maidenform will host a conference call and webcast on Wednesday, November 8th at 8:30 am ET to discuss its third quarter 2006 results. The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform”. The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com. A dial-in replay of this event will be available through November 22, 2006 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 94366656.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During the Company’s 84-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates® and Self Expressions®. Maidenform products are currently distributed in 48 countries and territories.

Maidenform Contact Information:
Felise Glantz Kissell
Vice President Investor Relations
(201) 243-2363 or fkissell@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the Company’s growth cannot be assured and any growth may be unprofitable; the Company’s history of losses; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s substantial leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; unanticipated internal control weaknesses or ineffective disclosure controls and procedures; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

Exhibit 1
MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	September 30, 2006	October 1, 2005	$ change	% change
Department Stores and
National Chain Stores	$58.3	$54.8	$3.5	6.4%
Mass Merchant	25.4	15.1	10.3	68.2%
Other	12.8	13.7	(0.9)	-6.6%
Total Wholesale	96.5	83.6	12.9	15.4%

Retail	17.3	16.5	0.8	4.8%

Total Consolidated Net Sales	$113.8	$100.1	$13.7	13.7%

	Nine months ended
	September 30, 2006	October 1, 2005	$ change	% change
Department Stores and
National Chain Stores	$177.2	$160.4	$16.8	10.5%
Mass Merchant	75.5	60.3	15.2	25.2%
Other	36.8	40.6	(3.8)	-9.4%
Total Wholesale	289.5	261.3	28.2	10.8%

Retail	42.3	41.3	1.0	2.4%

Total Consolidated Net Sales	$331.8	$302.6	$29.2	9.6%

	Three months ended		Nine months ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005
Bras	68%	67%	68%	69%
Shapewear	20%	20%	21%	21%
Panties	12%	13%	11%	10%
	100%	100%	100%	100%

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	September 30, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$16,491	$30,978
Accounts receivable, net	56,808	34,169
Inventories	50,133	35,255
Deferred income taxes	8,734	8,724
Prepaid expenses and other current assets	6,643	8,059
Total current assets	138,809	117,185
Property, plant and equipment, net	17,792	18,230
Goodwill	7,884	7,884
Intangible assets, net	99,967	100,838
Other non-current assets	2,719	3,211
Total assets	$267,171	$247,348

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$26,509	$19,212
Accrued expenses and other current liabilities	27,726	18,253
Total current liabilities	54,235	37,465
Long-term debt	120,000	137,500
Deferred income taxes	14,651	10,754
Other non-current liabilities	6,987	8,926
Total liabilities	195,873	194,645

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,488,357 shares issued and 22,841,874 outstanding at September 30, 2006
and 23,488,357 issued and outstanding at December 31, 2005	235	235
Additional paid-in capital	60,544	59,063
Retained earnings (accumulated deficit)	17,730	(6,809)
Accumulated other comprehensive income	102	214
Treasury stock (646,483 shares at an average price per share of $11.31)	(7,313)	-
Total stockholders’ equity	71,298	52,703
Total liabilities and stockholders’ equity	$267,171	$247,348

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Nine months ended
	September 30, 2006	October 1, 2005	September 30, 2006	October 1, 2005

Net sales	$113,833	$100,121	$331,816	$302,622
Cost of sales	71,079	63,458	206,867	193,631
Gross profit	42,754	36,663	124,949	108,991

Selling, general and
administrative expenses	25,676	28,703	77,119	76,874
Operating income	17,078	7,960	47,830	32,117

Interest expense, net	2,177	2,582	6,446	13,486
Income before provision
for income taxes	14,901	5,378	41,384	18,631
Income tax expense	6,027	3,263	16,845	9,482
Net income	8,874	2,115	24,539	9,149

Preferred stock dividends and changes
in redemption value	-	(1,714)	-	(17,264)
Net income (loss) available to
common stockholders	$8,874	$401	$24,539	$(8,115)
Basic earnings (loss) per common share	$0.39	$0.02	$1.06	$(0.39)
Diluted earnings (loss) per common share	$0.37	$0.02	$1.01	$(0.39)
Basic weighted average number of
shares outstanding	22,884,957	22,718,260	23,066,698	20,772,753
Diluted weighted average number of
shares outstanding	24,101,601	23,902,295	24,217,570	20,772,753

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended
	September 30, 2006	October 1, 2005
Cash flows from operating activities
Net income	$24,539	$9,149
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	2,106	4,927
Amortization of intangible assets	871	870
Amortization of deferred financing costs	671	5,759
Stock-based compensation	1,536	1,095
Deferred income taxes	3,887	2,589
Tax benefit from exercise of stock options	-	2,774
Other non-cash items	-	835
Net changes in operating assets and liabilities
Accounts receivable	(22,639)	(27,546)
Inventories	(14,878)	(3,794)
Prepaid expenses and other current and
non-current assets	1,530	(4,564)
Accounts payable	7,297	6,702
Accrued expenses and other current and
non-current liabilities	2,411	(4,359)
Income taxes payable	5,116	5,871
Net cash from operating activities	12,447	308
Cash flows from investing activities
Capital expenditures	(1,668)	(1,353)
Proceeds from sale of assets	-	1,455
Net cash from investing activities	(1,668)	102
Cash flows from financing activities
Term loan facility repayments	(17,500)	(68,787)
Purchase of common stock for treasury	(7,563)	-
Stock options exercised	195	-
Deferred financing costs	(300)	(2,428)
Term loan facility borrowings	-	61,037
Stock options purchased	-	(140)
Special cash dividends paid to preferred stockholders	-	(13,320)
Short-term debt, net	-	111
Borrowings under revolving facility	-	10,000
Repayments under revolving facility	-	(10,000)
Proceeds from issuance of preferred and common stock	-	52,579
Redemption of preferred stock and preferred options and
payment of accumulated dividends	-	(46,828)
Net cash from financing activities	(25,168)	(17,776)
Effects of exchange rate changes on cash	(98)	(15)
Net decrease in cash	(14,487)	(17,381)
Cash and cash equivalents
Beginning of period	30,978	23,212
End of period	$16,491	$5,831

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$7,082	$7,080
Income taxes	$7,418	$1,565